UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 6, 2011

DENNY’S CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-18051	13-3487402
(State or other jurisdiction of	Commission File No.	(I.R.S. Employer
Incorporation or organization		Identification No.)

203 East Main Street
Spartanburg, South Carolina 29319-0001
(Address of principal executive offices)
(Zip Code)

(864) 597-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[    ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 6, 2011, Denny’s Corporation (the “Company”) reached an agreement with John Miller to serve as the Company’s Chief Executive Officer (CEO) succeeding Debra Smithart-Oglesby, interim CEO, effective February 1, 2011.  Ms. Smithart-Oglesby will continue in her role as Chair of the Company’s Board of Directors.

John Miller, age 55, has been President and Chief Executive Officer for Dallas-based, Taco Bueno Restaurants, a nearly 200 unit regional Mexican Quick Service restaurant chain and a portfolio company of Palladium Equity Partners (of which Mr. Miller is an investment partner), since 2005. Mr. Miller has over 30 years experience in foodservice and, prior to his position at Taco Bueno, led a broad spectrum of restaurant companies, including Taco Cabana, Chili’s, On the Border and Romano’s Macaroni Grill, restaurant chains owned and operated by Brinker International, in executive positions in operations, development, and franchising.

Pursuant to the terms of his offer letter, Mr. Miller will receive an annual salary of $550,000 and will be eligible to participate in the Company’s annual Corporate Incentive Plan.  Mr. Miller’s target incentive opportunity for 2011 will be 100% of his base salary, pro-rated based on his start date.  In addition, Mr. Miller will receive a signing bonus of $250,000, payable within 30 days following his start date.  The signing bonus is subject to a clawback provision under which Mr. Miller will forfeit the entire signing bonus in the event that he voluntarily leaves the Company or is terminated for cause within the first year following his start date, and will forfeit a pro rata portion of the signing bonus in the event he voluntarily leaves the Company or is terminated for Cause during the second or third year following his start date.

Following his start date, Mr. Miller will be granted 200,000 stock options, which will vest in three equal annual installments beginning on the first anniversary of the grant date, subject to continued employment, and have a term of 10 years.  Mr. Miller will also receive 200,000 restricted stock units (RSUs) which will vest and convert to shares of Company common stock upon the attainment of certain stated stock price goals.  All unvested RSUs will be forfeited five years after Mr. Miller’s start date, or upon his termination from employment for any reason.

In addition, Mr. Miller will receive a target number of 50,000 performance shares as part of the Company’s regular 2011 Long-Term Performance Incentive program.  Under this program, between 0% to 150% of the target number of performance shares may be earned based on the results of the Company’s Total Shareholder Return as compared to the Company’s 2011 Peer Group over a three-year performance period.  Once earned, the performance shares convert to and are settled in Company common stock on a one-for-one basis

In her role as interim CEO, Ms. Smithart-Oglesby received a monthly cash retainer of $50,000 and the opportunity to earn a discretionary incentive bonus with a target payout of $25,000 per month served, in addition to other fees and awards as described in the Company’s Current Report on Form 8-K filed June 14, 2010.  Ms. Smithart-Oglesby’s monthly compensation arrangement as interim CEO will be extended for one month.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

Exhibit 99.1 – Press release issued by Denny’s Corporation on January 10, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Denny's Corporation

Date: January 10, 2011	/s/ F. Mark Wolfinger
F. Mark Wolfinger
Executive Vice President,
Chief Administrative Officer and
Chief Financial Officer